UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C.  20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  June 8, 2010

McMoRan Exploration Co.
(Exact name of registrant as specified in its charter)

Delaware	001-07791	72-1424200
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification Number)

1615 Poydras Street
New Orleans, Louisiana	70112
(Address of principal executive offices)	(Zip Code)

Registrant's telephone number, including area code:  (504) 582-4000

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02   Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

     (d) On June 8, 2010, the Board of Directors of McMoRan Exploration Co. (McMoRan) appointed each of William P. Carmichael and A. Peyton Bush, III to serve as a director of McMoRan.

There is no arrangement or understanding between either of Messrs. Carmichael or Bush and any other person pursuant to which either was elected as a director. There are no transactions in which either of Messrs. Carmichael or Bush has an interest requiring disclosure under Item 404(a) of Regulation S-K. The McMoRan Board now consists of nine directors, six of whom are independent within the meaning of McMoRan’s corporate governance guidelines, which comply with the applicable NYSE listing standards and SEC rules.

Each of Messrs. Carmichael and Bush will receive an annual fee consisting of $40,000 for serving on the McMoRan Board and $1,500 for attending each Board and committee meeting (for which he is a member).  In addition, on June 8, 2010, each of Messrs. Carmichael and Bush received a grant of options to acquire 5,000 shares of McMoRan common stock and 2,500 restricted stock units.  Under McMoRan’s current director compensation program, upon approval of the nominating and corporate governance committee, each non-management director of McMoRan will receive an annual grant of options to acquire 5,000 shares of our common stock and 2,500 restricted stock units on June 1st of each year under McMoRan’s stock incentive plans.  The options are granted at fair market value on the grant date, vest ratably over the first four anniversaries of the grant date and expire on the tenth anniversary of the grant date. The restricted stock units also vest ratably over the first four anniversaries of the grant date.

McMoRan issued a press release announcing the appointment of each of Messrs. Carmichael and Bush as a director, a copy of which is attached hereto as Exhibit 99.1.

Item 9.01  Financial Statements and Exhibits.

      (d)   Exhibits.

The Exhibit included as part of this Current Report is listed in the attached Exhibit Index.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

McMoRan Exploration Co.

By: /s/ Nancy D. Parmelee
Nancy D. Parmelee
Senior Vice President, Chief Financial Officer
and Secretary
(authorized signatory and Principal
Financial Officer)

Date: June 10, 2010

McMoRan Exploration Co.
Exhibit Index

Exhibit Number

99.1	Press Release dated June 9, 2010, titled “McMoRan Exploration Co. Announces Appointment of Two New Members to its Board of Directors.”